Exhibit 10.1

MOMENTA PHARMACEUTICALS, INC.	675 WEST KENDALL STREET	T: 617.491.9700	F: 617.621.0431
	CAMBRIDGE, MA 02142	WWW.MOMENTAPHARMA.COM

15 March 2005

Dr. Ram Sasisekharan

2130 Massachusetts Avenue, 7B

Cambridge, Massachusetts  02139

Dear Ram:

Reference is made to the Consulting Agreement between Momenta Pharmaceuticals, Inc. (formerly Mimeon, Inc.) and you dated August 16, 2001, as amended by letter agreements dated August 1, 2003 and July 12, 2004 (the “Agreement”).

It is hereby agreed that in consideration of the increased consulting services you are providing to Momenta Pharmaceuticals, Inc. in connection with our research and development activities, the compensation set forth in Section 3.1 of the Agreement shall be increased to One Hundred and Fifty Thousand Dollars ($150,000) per 365-day period effective as of February 1, 2005.  Such increase shall apply on a prospective basis and shall be pro-rated for the remaining term ending August 15, 2005 (e.g.; a full quarter from April 1, 2005 – June 30, 2005 would be payable at the rate of $37,500).

If the foregoing is in conformity with your understanding, please sign both copies of this letter agreement and return one fully-executed copy to me.

Very truly yours,

/s/ Alan L. Crane
Alan L. Crane
Chief Executive Officer

Agreed and accepted:

/s/ Ram Sasisekharan
Ram Sasisekharan

Date:	March 15th 05